Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-203607
October 31, 2016

OVERSTOCK.COM, INC.

Overstock.com, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-203607) (the “Registration Statement”), which became effective on December 9, 2015.

On October 25, 2016, SiliconANGLE published an article, the full text of which appears below. The article was not prepared or reviewed by the Company, any of its affiliates or any offering participant prior to publication. None of the Company, its affiliates, or any offering participant made any payment or gave any consideration to SiliconANGLE in connection with the article.

The statements in the article are not intended to qualify any of the information, including the risk factors, set forth in the Registration Statement.  Statements in the article that are not attributed directly to a Company spokesperson represent the author’s or others’ views and are not endorsed or adopted by the Company or any offering participant.  Statements in the article that are attributed directly to a Company spokesperson were not intended and should not be considered as offering material.  Statements in the article about what the Company or any of its subsidiaries will or may do are all subject to and qualified by any description of any such matters the Company may provide in a final prospectus, including a prospectus supplement, and the Company disavows any such statements to the extent they are inconsistent with the information in the Registration Statement, the information in any of the Company’s filings under the Securities Exchange Act of 1934, as amended, or the information in any prospectus supplement the Company may file with the SEC relating to the Registration Statement.  Any offer the Company may ultimately make will be made only by a final prospectus, including a prospectus supplement. You should consider statements contained in this free writing prospectus, including those in the attached article, only after carefully evaluating all of the information in the Registration Statement, the prospectus included therein, and any applicable prospectus supplement relating to any offering of the Company’s securities, including the risk factors described therein.

The Company disclaims all statements in the SiliconANGLE article other than those attributed directly to Patrick Byrne.

Full Text of the SiliconANGLE Article

Overstock.com to open blockchain based equities trading platform before year’s end

by Duncan Riley	Oct 25, 2016

Overstock.com Inc. is moving forward with plans to launch a private blockchain-based equities exchange.

The company said at a conference Monday that the exchange would be launching before the end of the year. The T0.com platform, first announced in 2014 and used by Overstock.com in a $25 million bond offering in 2015, will be a launched as a marketplace for trading widgets. It can’t legally call itself a stock exchange, so those “widgets” will be tied to equity in the companies on the exchange.

The impetus for the move is that the company has seen stock market manipulation of its shares. According to VentureBeat, Overstock.com found that the trouble in the case was in part due to the complexity of settling trades, in particular the fact that trades are not fully settled for three days.

“It’s no secret that Overstock’s own financial technology subsidiary, TØ, has been working on a blockchain version of Wall Street,” Overstock.com Chief Executive Officer Patrick Byrne said in September. Overstock.com’s communications director, Judd Bagley, extended those Wall Street comparisons Monday, saying that Overstock wasn’t afraid to take on the financial giants of the world. “We’re from Utah. We don’t care. We’re really taking a ‘burn it down and start over’ approach,” Bagley is reported to have said.

Security and speed

The advantages of the T0.com platform could be twofold, providing both security and speed over existing equity trading platforms. By using the blockchain, the platform utilizes distributed record keeping which means that everyone has a copy of a trade, and with proper security across the blockchain, single players are unable to corrupt those records, something that can occur with existing systems. Speed is intended to be the biggest advantage of T0.com, with trades able to be settled in 10 minutes as opposed to the three-day process currently found on American equities markets.

It’s not clear exactly what will be on offer once T0.com opens for business, but the first widgets, or shares, offered will likely be those of Overstock.com themselves.

Overstock.com, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the applicable prospectus supplement for any securities offered pursuant to the registration statement, and other documents that Overstock.com, Inc. has filed with the SEC for more complete information about Overstock.com, Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Overstock.com, Inc. will arrange to send you the prospectus if you request it by calling 1-801-947-5409.